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                                                                      EXHIBIT 23




                          INDEPENDENT AUDITORS' CONSENT


Board of Trustees
BankAtlantic Security Plus Plan:

We consent to incorporation by reference in the Registration Statement (No. 333-82489) on Form S-8 of BankAtlantic Bancorp, Inc. of our report dated June 7, 2002, relating to the statements of net assets available for plan benefits of the BankAtlantic Security Plus Plan as of December 31, 2001 and 2000, the related statement of changes in net assets available for plan benefits for the year ended December 31, 2001 and the supplemental schedule of assets (held at end of year) as of December 31, 2001, which report appears in the December 31, 2001 annual report on Form 11-K of the BankAtlantic Security Plus Plan of BankAtlantic Bancorp, Inc.







/s/ KPMG LLP
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Fort Lauderdale, Florida
June 27, 2002